SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

        of

House Hack, Inc.

a Wyoming Corporation

Kevin Paffrath hereby certifies that:

1.  He is the President of House Hack, Inc., a Wyoming corporation.

2.        The Articles of Incorporation of this Corporation are amended and restated in their entirety to read as follows and supersede and take the place of the existing Articles of Incorporation and all prior amendments thereto and restatements thereof:

ARTICLE I - NAME OF THE CORPORATION

The name of the Corporation shall be: House Hack, Inc. (the “Corporation”).

ARTICLE II – PERPETUAL DURATION OF THE CORPORATION

The period of this Corporation’s duration is perpetual.

ARTICLE III - PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Wyoming Business Corporation Act (“WBCA”) other than the banking business, the trust Corporation business or the practice of a profession permitted to be incorporated by the WBCA.

ARTICLE IV - AUTHORIZED CAPITAL

A.        The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is 600,000,000 shares, of which 1,000,000 shares shall be shares of voting common stock, par value of $.0001 per share as described herein (“Voting Common Stock”), 500,000,000 shares shall be shares of non-voting common stock, par value of $.0001 per share (“Non-Voting Common Stock”), and 99,000,000 shares shall be shares of preferred stock par value of $.0001 per share (“Preferred Stock”).

(1) Voting Common Stock. The holders of Voting Common Stock shall have and possess all rights as shareholders of the Corporation, including such voting rights as may be granted elsewhere by these Articles of Incorporation, the WBCA, and the Corporation’s Bylaws (if any).

(2) Non-Voting Common Stock. Except as may be required under the WBCA, the Non-Voting Common Stock shall have no voting rights. Notwithstanding the foregoing, the holders of Non-Voting Common Stock shall have and possess all other rights as shareholders of the Corporation, as may be granted elsewhere by these Articles of Incorporation, the WBCA, and the Corporation’s Bylaws (if any).

(3) Preferred Stock. Notwithstanding the designation of the class of Series A Preferred Stock designated in Article XIV, the designations, preferences, limitations, restrictions, and relative rights of any additional classes of Preferred Stock, and variations in the relative rights and preferences as between different series shall be established in accordance with the WBCA by the board of directors of the Corporation (“Board of Directors”). The holders of Preferred Stock shall have and possess all rights as shareholders of the Corporation as may be granted elsewhere by these Articles of Incorporation, the WBCA and the Corporation’s Bylaws.

        B.        The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

C.        Any stock of the Corporation may be issued for money, property, services rendered, labor done, cash advances for the Corporation, or for any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and non-assessable.

D.        The Board of Directors shall have the authority to impose restrictions upon the transfer of the capital stock of the Corporation as it deems necessary in the best interests of the Corporation or as required by law.

ARTICLE V - CUMULATIVE VOTING

Cumulative voting for the election of directors shall not be permitted.

ARTICLE VI - PREEMPTIVE RIGHTS

No holder of any stock of the Corporation shall be entitled, as a matter of right, to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bonds, notes, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares unless specifically authorized by the governing board of the Corporation.

ARTICLE VII - GOVERNING BOARD

The governing board of this Corporation shall be known as directors, and the number of the directors may from time to time be increased or decreased in such manner as shall be permitted by the bylaws of this Corporation. There shall not be less than one member of the Board of Directors.

ARTICLE VIII - AUTHORITY OF BOARD OF DIRECTORS TO CHANGE CORPORATE NAME

The Board shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation’s business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board, in its sole discretion, deems appropriate.

ARTICLE IX - BYLAWS

Bylaws of this Corporation may be adopted by the Board, which shall also have the power to alter, amend or repeal the same from time to time as permitted under the WBCA.

ARTICLE X – SHAREHOLDER VOTING ON CORPORATE ACTIONS

Notwithstanding the requirements of Wyoming law, the affirmative vote or concurrence of the holders of at least 50% of the outstanding shares of Voting Common Stock of the Corporation are required to make effective all transactions that require shareholder approval under applicable law.

ARTICLE XI - INDEMNIFICATION OF DIRECTORS OFFICERS, EMPLOYEES, FIDUCIARIES AND AGENTS

A.        The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Wyoming law provided, however, that (A) the liability of directors is not limited or eliminated (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (B) the liability of directors is not limited or eliminated for any act or omission occurring prior to the date when these Articles of Incorporation becomes effective, or (vi) any of the acts set forth in section 17-16-202 of the Wyoming Business Corporations Act and (C) the liability of officers is not limited or eliminated for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation also shall indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any by law, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

B.        The Corporation shall advance expenses in advance of the final disposition of the case to or for the benefit of a director, officer, employee, fiduciary, or agent, who is party to a proceeding such as described in the preceding paragraph A to the maximum extent permitted by applicable law.

C.        Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation or other person entitled to indemnification existing at the time of such repeal or modification.

ARTICLE XII - LIMITATIONS OF LIABILITY

A.        Notwithstanding Wyoming law, specifically section 17-16-202 of the Wyoming Business Corporations Act, or the provisions of these Amended and Restated Articles of Incorporation, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or to its shareholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. If the Wyoming Business Corporations Act is amended after this Article is adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporations Act, as so amended.

B.        Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XIII ACTIONS OF SHAREHOLDERS

A.        Meetings of shareholders shall be held at such time and place as provided in the bylaws of the Corporation or by resolution of the board of directors.

B.        At all meetings of the shareholders, the presence of 50% of all votes entitled to be cast at the beginning of a meeting shall constitute a quorum.

C.        Notwithstanding the provisions of these Articles, any action for which the Wyoming Business Corporations Act requires the approval of two-thirds of the shares or any class or series or voting group entitled to vote with respect thereto, unless otherwise provided in these Amended and Restated Articles of Incorporation, shall require for approval, the affirmative vote of 50% of the shares or any class or series or voting group outstanding and entitled to vote thereon.

D.  Any vote of the shareholders of the Corporation may be taken either:

(1)  at a meeting called for such purpose or,

(2) by the written consent of the shareholders in lieu of a meeting provided that shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing.

ARTICLE XIV – DESIGNATION OF SERIES A PREFERRED STOCK

A. DESIGNATION; RANK. Pursuant to the Wyoming Business Corporations Act, the shares of this series of preferred stock shall be designated as the "Series A Preferred Stock," and the number of shares initially constituting such series shall be ninety million (90,000,000). The "Original Purchase Price" of each share shall be $1.90. With respect to dividend rights and rights upon any liquidation, dissolution, or winding up of the Corporation, the Series A Preferred Stock shall rank (i) senior to the Voting Common Stock, the Non-Voting Common Stock, and each other class or series of capital stock that does not expressly rank senior to or on parity with it, and (ii) junior and subordinate to all existing and future indebtedness of the Corporation, including the Corporation's outstanding Series A Convertible Bonds until such bonds are converted into equity.

B. DIVIDENDS. The holders of Series A Preferred Stock shall be entitled to receive cumulative dividends that accrue at a simple (non-compounding) rate of seven percent (7%) per annum of the Original Purchase Price. Dividends shall accrue daily from the date of original issuance of each share and shall be payable in cash semi-annually in arrears on June 30 and December 31 of each year, when, as, and if declared by the Board of Directors out of funds legally available therefor. To the extent the Board does not declare and pay a dividend for any period, whether to preserve capital or otherwise, the unpaid amount shall accumulate in arrears, without interest, until declared and paid. Accrued but unpaid dividends shall not constitute a debt or liability of the Corporation unless and until declared by the Board out of legally available funds. The Corporation shall not declare or pay any dividend or distribution on its Voting Common Stock or Non-Voting Common Stock unless and until all accrued and unpaid dividends on the Series A Preferred Stock have been paid in full or declared and set apart for payment.

C. VOTING RIGHTS. Except as expressly required by the Wyoming Business Corporations Act and as set forth in Sections D and E below, the Series A Preferred Stock shall have no voting rights, and the Non-Voting Common Stock issued upon conversion shall have no voting rights except as required by the Wyoming Business Corporations Act.

D. AMENDMENTS TO ARTICLES AND BYLAWS. So long as the Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least majority of all outstanding shares of Series A Preferred Stock, voting separately as a class: (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Corporation so as to adversely affect the designations, preferences, limitations and relative rights of the Series A Preferred Stock or (ii) effect any reclassification of the Series A Preferred Stock.

E. AMENDMENT OF RIGHTS OF PREFERRED STOCK. The Corporation shall not, without the affirmative vote of the holders of at least majority of all outstanding shares of the Series A Preferred Stock, amend, alter or repeal any provision of this Article, PROVIDED, HOWEVER, that the Corporation may, by any means authorized by law and without any vote of the holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Article that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series A Preferred Stock.

F. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after satisfaction of all indebtedness and obligations of the Corporation (including the Series A Convertible Bonds until converted) and before any distribution to holders of Voting Common Stock or Non-Voting Common Stock, each holder of Series A Preferred Stock shall be entitled to receive, out of assets legally available for distribution, an amount per share equal to the Original Purchase Price ($1.90) plus all accrued and unpaid dividends thereon to the date of distribution (the "Liquidation Preference"). If available assets are insufficient to pay the full Liquidation Preference to all holders, such assets shall be distributed ratably among the holders in proportion to the full amounts to which they would otherwise be entitled. After payment of the full Liquidation Preference, the Series A Preferred Stock shall not participate further in the distribution of the Corporation's assets.

G. CONVERSION. Effective as of 11:59 p.m. Mountain Time on December 31, 2029 (the "Conversion Date"), each outstanding share of Series A Preferred Stock shall automatically, without any action on the part of the holder, convert into a number of fully paid and non-assessable shares of Non-Voting Common Stock equal to the Original Purchase Price divided by the Conversion Price. The "Conversion Price" shall be $1.90 per share, such that each share of Series A Preferred Stock shall convert into one (1) share of Non-Voting Common Stock, subject to proportional adjustment for any stock split, stock dividend, combination, recapitalization, or similar event. Conversion does not depend on any performance milestone, valuation threshold, or other condition. No fractional shares shall be issued; the Corporation shall round down to the nearest whole share / pay cash in lieu of fractional shares. All accrued but unpaid dividends shall be paid in cash on or promptly following the Conversion Date, to the extent of funds legally available therefor; to the extent the Corporation lacks legally available funds, such dividends shall remain accrued until paid. Conversion does not guarantee any IPO, public listing, redemption, repurchase, or other liquidity event.

H. REDEMPTION RIGHTS. The shares of the Series A Preferred Stock shall have no redemption rights.

I. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Article are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Article.

(b) Whenever possible, each provision of this Article shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Article. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Article would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in these Articles.

ARTICLE XV – CONFLICTING INTEREST TRANSACTIONS

No act, contract, or other transaction between the Corporation and one or more of its directors, officers, or employees, or between the Corporation and any corporation or association of which one or more of this Corporation’s officers, directors, or employees are in any way interested, shall be affected or invalidated in any way because of such fact; provided, that such fact shall have been known to or disclosed to the Board of Directors of the Corporation prior to its authorization of such act, contract or other transaction. Any director or directors of the Corporation so interested may be present and may be counted in determining the existence of a quorum at any meeting of the Board of Directors which authorized or ratified such act, contract, or other transaction, and such director or directors may vote thereat with like force and effect as if they were not interested.

ARTICLE XVI – INCORPORATOR(S)

The name and address of each incorporator is as follows:

Robert Carey

1445 Donlon Street, Ventura, CA 93003

* * *

3.        The foregoing Second Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors in accordance with the laws of the state of Wyoming.

4.        The foregoing Second Amended and Restated Articles of Incorporation has been duly approved by the required written consent of Shareholders in accordance with the laws of the state of Wyoming. The number of shares voting in favor of the Second Amended and Restated Articles of Incorporation were 1,000,000 voting common shares representing 100.0% of the aggregate issued and outstanding voting common stock of the Corporation.

SIGNATURE

IN WITNESS WHEREOF, I have hereunto set my hands this 20th day of August 2026 hereby declaring and certifying that the facts stated hereinabove are true.

s/ Kevin Paffrath
By:	Kevin Paffrath
Its:	President